EXHIBIT 99.1

ODYSSEY SEMICONDUCTOR TECHNOLOGIES, INC.

Code of Business Conduct

Innovation with Integrity

February 9th, 2022

Message from the Chief Executive Officer of Odyssey Semiconductor Technologies, Inc.

Dear Teammates,

Our success is driven by how people perceive the Odyssey brand. Having a reputation as a trustworthy and ethical corporation among customers, investors, employees and within the communities in which we serve and live is necessary to maintain a positive brand perception in the semiconductor business.

To achieve this, we must have a high-caliber workforce that continuously holds itself to the highest standards. The Odyssey Corporation Code of Business Conduct is designed to support our efforts and guide our performance to meet the highest ethical standards within the workplace. It is our responsibility to understand and act upon the Code of Conduct as we conduct business day to day.

Our collective ability to model our high-performance culture traits, including a commitment to behavior above reproach, is key to our customer experience, brand perception and financial performance.

Thank you for contributing to the legacy of integrity we enjoy at Odyssey.

Rick Brown, Co-Founder and CEO

Introduction

Our standards of business conduct serve as an important resource for employees in support of day-to-day decision making. Our standards represent the core of how we create the solid foundation of trust and success that is reflected in our relationships with customers, suppliers, shareholders, and each other.

The Odyssey Semiconductor Technologies, Inc. Code of Business Conduct (the “Code”) is applicable to all officers and employees of Odyssey Semiconductor Technologies, Inc. and its controlled subsidiaries, directly or indirectly (hereinafter collectively “Odyssey” or the “Company”), and the Board of Directors of the Company (“Board”). The Code establishes the basic foundation of Odyssey’s ethics by communicating our philosophy and commitment to all of our employees, customers, other stakeholders and the communities in which we do business. The Code should be used as a resource when questions of legal or ethical appropriateness arise on the job. It is not a comprehensive rulebook, but rather a statement of how we commit to do business. We are bound by the Code and the specific operational policies of Odyssey.

The Board of the Company adopted this Code in order to: (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; (c) promote compliance with applicable governmental laws, rules and regulations; (d) promote the protection of Company assets, including corporate opportunities and confidential information; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) ensure accountability for adherence to the Code.

It is important that you are aware of, and never intentionally violate, relevant laws and regulations. Violating laws, regulations, or this Code, or encouraging others to do so, exposes Odyssey to risk, including risk to its reputation, and therefore, may result in disciplinary action up to and including termination of employment.

You should understand that violations of laws or regulations may also result in legal proceedings and penalties including, in some circumstances, civil and criminal penalties that could affect you personally in addition to a risk of adverse consequences to Odyssey.

You should also be alert to changes in the law or new requirements that may affect your business unit, as well as new products or services that may be subject to special legal requirements.

Our Responsibilities

As members of Odyssey’s team, we all have a personal responsibility to uphold and ensure the letter and spirit of our Code in our individual roles, every single day. As an Odyssey employee, this means you must understand and comply with all of our policies, laws and regulations that apply to your job, even if you feel pressured to do otherwise. Our Code also requires you to seek guidance if you have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise in the course of your employment.

Periodically, you may be asked to provide a written certification that you have reviewed and understand the Code, comply with its standards, and are not personally aware of any violations of the Code by others. This certification is your pledge to live up to the Code and its expectations and to promptly raise concerns about any situation that you think may violate the Code. Employees who violate the Code put themselves, fellow employees, and the Company at risk and are subject to disciplinary action up to and including termination of employment.

Making Good Decisions

Recognizing ethical issues and doing the right thing in all Odyssey business activities is your responsibility. When engaging in business activities for the Company, consider the following:

●	What feels right or wrong about the planned action?

●	Is the planned action consistent with the Code and Odyssey policies?

●	How will the planned action appear to your manager, Odyssey executives, the Board, or the general public?

●	Would another person’s input help to evaluate the planned action?

Asking Questions

You are obligated to report violations of the Code, the law, or any other company policy or procedure. If you have questions or concerns, you should discuss it with your supervisor, any member of your management team, a Human Resources representative or contact the Hotline (see below under “Reporting Channels”) where you can report your concern confidentially or anonymously. You may be subject to discipline, up to and including termination, for your failure to do so.

Commitment to Non-Retaliation

Any employee who reports a violation will be treated with dignity and respect and will not be subjected to any form of discipline or retaliation for reporting in good faith. Retaliation against anyone who provides information or otherwise assists in an investigation or proceeding regarding any conduct that the employee believes in good faith constitutes a violation of applicable laws or regulations, the Code, or Odyssey’s related policies is prohibited and will, in and of itself, be treated as a violation of the Code.

Reporting Channels

If you think that an actual or possible violation has occurred, it’s important to report your concerns immediately to your supervisor, the head of Human Resources or the hotline hosted by a third party vendor (Hotline).

The Hotline is available 24 hours a day. You may use either of the following methods to file a report on the Hotline: [ ].

You are encouraged to identify yourself when reporting a possible violation and Odyssey will make every effort to protect your identity if you do so. You may, however, report a suspected violation anonymously by calling of filing a report via the Hotline or by sending a written letter to Odyssey’s Head of Human Resources at Odyssey Semiconductor Technologies, Inc., 9 Brown Rd, Ithaca, NY 14850.

If the report pertains to concerns regarding questionable accounting or auditing matters, the employee should direct the report to the Chair of the Audit Committee of the Board of Directors. This report may be made in person, in writing, or via the Hotline, and may be anonymous, at the employee’s discretion, through the following:

●	Contact the Chairman of the Audit Committee by email at ACChair@Odyssey.com

●	Contact the Chairman of the Audit Committee by mail at Odyssey Semiconductor Technologies, Inc., Attn: Audit Committee Chairman, c/o Odyssey Corporation, 9 Brown Rd, Ithaca, NY 14850 (This correspondence will be forwarded directly to the Chairman of the Audit Committee.)

●	Contact the Hotline

Employees submitting a report on an anonymous basis are strongly encouraged to keep a copy of the report (if made in writing) and a record of the time and date of their submission, as well as a description of the matter as reported if the report was not in writing.

Notwithstanding anything to the contrary, nothing in this Code is intended to restrict or discourage an employee from directly contacting the appropriate government authority to report an actual or possible violation of law.

Complying with the Code of Business Conduct

To maintain the highest standards of integrity, we must dedicate ourselves to complying with the Code, company policies and procedures and applicable laws and regulations. Violations of the Code not only damage the Company’s standing in the communities we serve--they may also be illegal. Employees involved in violating the Code will likely face negative consequences.

Odyssey will take the appropriate disciplinary action in response to each case, up to and including termination. In addition, employees involved in violations of the Code may be subject to government fines or criminal or civil liability.

If a law conflicts with a policy in this Code, employees must comply with the law. If a local custom conflicts with a policy in the Code, employees must comply with the Code.

Waivers

Odyssey will waive application of the policies set forth in the Code only where circumstances warrant granting a waiver based on the best interests of Odyssey and its stockholders. Any waiver pertaining to an employee must be approved by the Head of Human Resources and the CEO. Waivers of the Code for directors and executive officers may be made only by those members of the Board of Directors not involved in the possible waiver and must be promptly disclosed as required by law or regulation.

Discrimination

Having a diverse workforce--made up of team members who bring a wide variety of skills, abilities, experiences and perspectives--is essential to our success. We are committed to the principles of equal employment opportunity, inclusion and respect.

Harassment and Abusive Conduct

Every employee has a right to a work environment free from harassment and abusive conduct, regardless of whether the harasser or abuser is a co-worker, supervisor, manager, customer, vendor or visitor.

Workplace Safety and Violence Prevention

We are committed to the protection of our employees and property. Threats, intimidation and violence in our workplace will not be tolerated.

Substance Abuse

Alcohol and drug abuse can endanger the health, safety and security of our employees and our customers, adversely affect the quality and effectiveness of our company operations and potentially harm fellow employees, the communities we live in and our company reputation.

Employee Information Privacy

Odyssey respects the confidentiality of the personal information of employees. This includes employee medical and personnel records.

Proprietary and Confidential Information

One of our most important assets is our confidential information. As an employee of Odyssey, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential.

Confidential or proprietary information includes, among other things, any non-public information concerning Odyssey, including its business, financial performance, results or prospects, any information that might be of use to competitors or harmful to Odyssey or its customers if disclosed, such as business, marketing and service plans, financial information, product architecture, source codes, engineering and manufacturing ideas, designs, processes, databases, materials, customer or vendor lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management). Every employee has a duty to refrain from disclosing to any person such confidential or proprietary information until that information is disclosed to the public through approved channels.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. All company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Odyssey, except where required for legitimate business purposes.

Assets, Resources, and Electronic Access

All employees must protect our company assets, such as equipment, inventory, supplies, cash, and information. Treat company assets with the same care you would if they were your own. Use our company resources only to conduct company business. No employee may commit theft, fraud or embezzlement, or misuse company property.

Odyssey provides an array of information and technology resources intended to maximize our efficiency in carrying out your job such as: e-mail, computers, computer applications, networks, the internet, the intranet, facsimile machines, cell phones, pagers, other wireless communication devices, telephones, and voice mail systems.

Please remember that these tools are company property and must be used in a manner that reflects positively on Odyssey and all who work here.

Occasional, limited personal use of these resources is permitted, but cannot interfere with your work performance, or the work performance of your colleagues. We cannot tolerate inappropriate or illegal use of these assets and reserve the right to take appropriate disciplinary actions, as needed, up to and including termination of employment. Such inappropriate use of these resources can include the following:

●	Hacking

●	Pirating software or video/audio files

●	Soliciting

●	Distributing literature for outside entities

●	Sending inappropriate e-mail

●	Accessing inappropriate web sites (such as those advocating hate, violence, sexually explicit material, or promoting illegal activities)

●	Distributing confidential, proprietary or trade secret information of Odyssey outside the Company

●	Committing any unlawful or illegal act, including harassment, libel or fraud in violation of applicable law, trafficking in contraband of any kind or espionage

Odyssey reserves the right to monitor and inspect, without notice, the use of its information and technology resources, including mobile phones, computers, laptops, tablets, and other devices.

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with Odyssey or any letterhead stationery for any personal purpose.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of Odyssey and subject to inspection, retention and review by our company, with or without an employee’s or third party’s knowledge, consent or approval, and in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Head of Human Resources.

Proper Use of Electronic Media

The Company uses global electronic communications and resources as routine parts of our business activities. However, they can present risks. Therefore, it is essential that electronic resources used to perform company business are protected to ensure that these resources are accessible for business purposes and operated in a cost- effective manner, that the Company’s reputation is protected, and that we minimize the potential for legal risk.

Electronic media, such as telephones, fax machines, personal computers, data storage units or thumb drives, e- mail, voice mail, and pagers are provided to us to enable us to do our job at Odyssey. Each of us has a responsibility to protect these systems and the data that is contained on them from misuse, improper access, damage, and theft.

Even when use of Odyssey’s electronic media for limited personal purposes is permitted, such use is not private. As noted above, anything sent or received using the Company’s electronic media may be reviewed by Odyssey and others at our discretion and direction.

Remember: Be just as careful and professional with electronic media such as e-mails, instant and text messaging, and other similar forms of communication as you would when writing a formal letter.

●	Never use electronic media to initiate, save, or send items that are hostile, harassing, offensive, threatening, or otherwise inappropriate.

●	Do not use electronic media to initiate, save, or send chain letters or other widespread non-business distributions.

●	Do not use electronic media to initiate or participate in any malicious, unauthorized, or fraudulent use of company resources.

●	Think before you use Odyssey’s electronic media for non-business purposes and comply with the policies of your business unit.

Remember: The unauthorized transmission of company data, access to inappropriate internet sites, and the transmission of inappropriate e-mails are examples of misuse of technology.

Use of the Company’s networks is both a necessity and a privilege. If you have access to our information systems and computer networks, you are responsible for using the highest standards of behavior in all of your usage and communications. When you access our networks from remote locations (for example, at home or from other non-company locations), you are subject to the same standards of use as are employees who access our networks while on company premises. Our networks and information systems are for legitimate company- related business purposes. Limited personal use may be acceptable if it is authorized by your work location and does not interfere with your job responsibilities.

In addition to the prohibitions discussed above under “Assets, Resources, and Electronic Access,” do not use Odyssey’s networks for the following:

●	Soliciting for commercial, charitable, religious or political causes

●	Damaging computer equipment, software or data

●	Interfering with or disrupting network users, services or equipment.

You are also required to comply with Odyssey’s IT policies, practices, and other information security policies that govern the proper use of electronic media.

Social media is of growing importance in the marketplace. It enables us to learn from and share information with our stakeholders, as well as communicate with the public about the Company. In addition to following all company policies, a general rule to remember when utilizing social media is to think about the effect of statements that you make. Keep in mind that these transmissions are permanent and easily transferable, and can affect the Company’s reputation and relationships with coworkers and customers.

When using social media tools or forums, ensure that you do not disclose non-public information or make comments on behalf of Odyssey without proper authorization.

Protecting Customer/Third Party Information Privacy

Keeping customer information secure and using it appropriately is a top priority for the Company. We must safeguard any confidential information customers or third parties share with us. We must also ensure that such information is used only for the reasons for which the information was gathered, unless further use is allowed by law.

Customer or third party information includes any information about a specific customer/third party, including such things as name, address, phone numbers, financial information, etc. We do not disclose any information about a third party without the written approval unless legally required to do so (for example, under a court- issued subpoena).

Intellectual Property and Protecting IP

Our intellectual property is among our most valuable assets. Intellectual property refers to creations of the human mind that are protected by various national laws and international treaties. Intellectual property includes copyrights, patents, trademarks, trade secrets, design rights, logos, expertise, and other intangible industrial or commercial property. We must protect and, when appropriate, enforce our intellectual property rights. We also respect the intellectual property belonging to third parties. It is our policy to not knowingly infringe upon the intellectual property rights of others.

As an employee, you signed a confidential information and invention assignment agreement. The things you create for Odyssey belong to the Company. Your work product for Odyssey includes, but is not limited to inventions, discoveries, ideas, improvements, software programs, artwork, and works of authorship. This work product is the Company’s property (it does not belong to individuals) if it is created or developed, in whole or in part, on company time, as part of your duties or through the use of company resources or information. To ensure that the Company receives the benefit of work done by outside consultants, it is essential that an appropriate agreement or release be in place before any work begins. Please review your Confidential Information and Invention Assignment Agreement for additional information regarding our intellectual property and the protection thereof.

We value and encourage the protection of our intellectual property (such as patents, trade secrets, copyrights and trademarks) and proprietary information while simultaneously respecting the valid intellectual property rights of third parties. Intellectual property laws protect many materials you may use during your course of employment. Copyright laws protect materials such as computer software, music, artwork, audio, and videotapes, books, presentations, and training materials. Patent laws protect inventions, trade secret laws protect proprietary information, and trademark laws protect product and services names.

We value new product and business ideas, concepts, and other information we produce. When we do not identify or otherwise protect this “intellectual property”, the Company risks losing rights to it and the competitive advantages it offers.

Protect intellectual property from illegal or other misuse by making sure it is affixed with or identified by appropriate trademark, service mark, copyright notice or patent marking. Disclose to management any innovation developed on company time or using company information or resources, so that the Company can decide whether to seek formal protection.

Licenses must be obtained to use intellectual property belonging to someone else or we must purchase the outright ownership of the property. In the case of property rights with an expiration date, such as patents, you must be sure that this date has passed if licensing or outright purchase is not feasible. Avoid infringing on the IP rights of others.

Do not:

●	Disclose non-public intellectual property inappropriately or without approval from the CEO

●	Use company resources or time to create or invent something unrelated to our business

●	Use a previous employer’s intellectual property without that company’s permission

●	Make unauthorized copies of software or licensed information, except as specified in the licensing agreement

●	Photocopy magazine/journal articles or other publications unless you have the authority or license to do so

●	Hire a competitor’s employee to obtain that competitor’s trade secrets

●	Affix the trademark of another company to goods without authorization

●	Fail to remove another’s trademark when the goods or parts are remanufactured

●	Erroneously allege patent infringement or mark a product with an untrue patent notice

Antitrust and Fair Competition

We believe in free and open competition. In addition, in most of the countries where we operate, strict laws are in force similar to antitrust laws in the United States and competition laws in the European Union prohibiting collusive or unfair business behavior that restricts free competition. United States antitrust and other countries’ competition laws are quite complicated, and failure to adhere to these laws could result in significant penalties imposed on both Odyssey and the employees who violated the law. There are almost no circumstances allowed by law to enter agreements with competitors to fix prices, bid rigging, terms of sale, production output, or to divide markets or customers. In addition, attempts to discriminate in prices or terms of sale among our customers, or to otherwise restrict the freedom of our customers to compete, may sometimes be illegal. Legal issues may also arise if we refuse to deal with certain customers or competitors.

Honest Advertising and Marketing

It is our responsibility to accurately represent Odyssey and our products in our marketing, advertising, and sales materials. Deliberately misleading messages, omissions of important facts or false claims about our products, individuals, competitors or their products, services, or employees are inconsistent with our values. Sometimes it is necessary to make comparisons between our products and our competitors. When we do, we will make factual and accurate statements that can be easily verified or reasonably relied upon.

Obtain Competitive Information Fairly

Gathering information about our competitors often called competitive intelligence is a legitimate business practice. Doing so helps us stay competitive in the marketplace; however, we must never use any illegal or unethical means to get information about other companies. Legitimate sources of competitive information include publicly available information such as news accounts, industry surveys, competitors’ displays at conferences and trade shows, and information publicly available on the Internet. You may also gain competitive information appropriately from customers and suppliers (unless they are prohibited from sharing the information) and by obtaining a license to use the information or actually purchasing the ownership of the information. When working with consultants, vendors, and other partners, ensure that they understand and follow Odyssey policy on gathering competitive information.

Anti-Money Laundering

Money laundering is a global problem with far-reaching and serious consequences. Money laundering is defined as the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. Complex commercial transactions may hide financing for criminal activity such as terrorism, illegal narcotics trade, bribery, and fraud. Involvement in such activities undermines our integrity, damages our reputation and can expose Odyssey and individuals to severe sanctions. The Company forbids knowingly engaging in transactions that facilitate money laundering or result in unlawful diversion.

We take steps to detect and prevent unacceptable or illegal forms of payment and financial transactions. Anti- money laundering laws of the United States and other countries and international organizations require transparency of payments and the identity of all parties to transactions. We are committed to full compliance with anti-money laundering laws throughout the world and will conduct business only with reputable customers involved in legitimate business activities and transactions.

Money laundering is conduct designed to disguise proceeds of criminal activity by which individuals or entities. Our company will not condone, facilitate, or support money laundering. Two areas that deserve special awareness are unusual ways in which payments may be requested and customers who appear to lack integrity in their operations. Be alert for:

●	Requests for cash payment, travelers checks or checks from an unknown third party

●	Complex payment patterns

●	Unusual transfers to or from countries not related to the transaction

●	Customers who seem eager to avoid recordkeeping requirements

●	Transactions involving locations previously associated with money laundering or tax evasion

●	Transactions which are inconsistent with usual business practices, or which do not match the customer’s or client’s normal pattern of activity

Selection and Use of Third Parties/Procurement (Fair Purchasing)

We believe in doing business with third parties that embrace and demonstrate high principles of ethical business behavior. We rely on suppliers, contractors, and consultants to help us accomplish our goals. They are part of the Odyssey team and should be treated according to our values. To create an environment where our suppliers, contractors, and consultants have an incentive to work with Odyssey, they must be confident that they will be treated in an ethical manner. We offer fair opportunities for prospective third parties to compete for our business. The manner in which we select our suppliers and the character of the suppliers we select reflect on the way we conduct business.

Anti-Slavery and Human Trafficking

Odyssey is committed to preventing forced or indentured labor practices, or human trafficking. Odyssey expects its suppliers to comply with all applicable laws and adhere to the highest standards of labor and human rights, including elimination of human trafficking and slavery.

Anti-Bribery / Anti-Corruption

The United States and many other countries have laws that prohibit bribery, kickbacks, and other improper payments. No Odyssey employee, officer, agent, or independent contractor acting on our behalf may offer or provide bribes or other improper benefits in order to obtain business or an unfair advantage. A bribe is defined as directly or indirectly offering anything of value (e.g., gifts, money, or promises) to influence or induce action, or to secure an improper advantage.

A “bribe” is giving anything of value that would improperly influence or appear to improperly influence the outcome of a transaction. “Anything of value” is very broadly defined and can include such things as:

●	Cash

●	Gifts

●	Meals

●	Entertainment

●	Travel and lodging

●	Personal services

●	Charitable donations

●	Business opportunities

●	Favors

●	Offers of employment

Facilitation payments are generally requested in connection with obtaining ordinary licenses, work permits, processing of visas and other similar customary governmental services. Facilitating payments of a reasonable and customary amount paid to lower-level government officials in foreign countries to perform non- discretionary functions or services which they are obligated to perform are not illegal under United States law as long as payments are customary in a particular country and are the only feasible way to obtain government services or action to which Odyssey is legally entitled. However, such facilitating payments may not be legal under local law. Legal advice concerning any such proposed payment must be sought in advance from, and be approved by, our CEO before any payments are made. All such payments must be accurately reflected on our books.

Bribery and improper payments can also arise in situations that do not involve a government official. The exchange of appropriate gifts and entertainment is often a way to build our business relationships. However, you must conduct business with customers, suppliers, and government agencies (including U.S. and non-U.S. governments) without giving or accepting bribes including (but not limited to) commercial bribery and kickbacks.

●	Commercial bribery involves a situation where something of value is given to a current or prospective business partner with the intent to obtain business or influence a business decision.

●	Kickbacks are agreements to return a sum of money to another party in exchange for making or arranging a business transaction.

You must avoid participating in commercial bribery and kickbacks, or even the appearance of it, in all of our business dealings. Even in locations where such activity may not, technically speaking, be illegal, it is absolutely prohibited by our company policy.

The U.S. Foreign Corrupt Practices Act (FCPA) and other U.S. laws prohibit paying, offering, promising to pay (or authorizing to pay or offer) money or anything of value to a foreign government official, politician or political party, for the purpose of influencing any act or decision of a such person in his or her official capacity, to induce said person to do or omit any act in violation of his or her lawful duty, to obtain any improper advantage, or to induce said person to use his or her influence improperly to affect any act or decision. We expect all employees, officers, agents, and independent contractors acting on behalf of Odyssey to strictly abide by these laws.

In essence, no employee shall make or promise to make, directly or indirectly, any payment of money or object of value to any foreign official of a government, political party, or a candidate for political office for the purpose of inducing or influencing actions in any way to assist our company in obtaining or retaining business for or with Odyssey.

The term “foreign official” refers to any person acting in an official capacity for any of the following:

●	Any foreign government including any department, agency, military branch, court or legislature

●	Any partially or wholly-owned government entity, such as a nationalized corporation or industry

●	Any political party, including party officials or candidates

●	Employees of public international organizations (or any of their departments or agencies) such as The World Bank, the International Finance Corporation or the Red Cross

●	Any member of a royal family

Payments to a foreign official are considered corrupt when made for the purpose of influencing a foreign official to misuse his or her official capacity in a way that helps the Company obtain or retain business or obtain legislation, regulation, or rulings that would benefit our business. Furthermore, the FCPA prohibits acts “in furtherance of” an improper payments, such as arranging for funds to be available for the improper payment.

The FCPA also applies to payments to retain assets, such as an “under the table” payment to a tax official to settle a tax claim. If Odyssey cannot obtain a contract without paying a bribe, you should report the matter to your supervisor and our CFO and walk away from the deal. Our reputation for integrity is more important than the profit from any contract.

You should be alert to a possible FCPA violation if any of the following occur:

●	A request that a commission be paid in cash, in another name, or to an address in another country

●	Unexplained large expenses on a travel & entertainment expense report

●	An agent demanding a higher than normal commission for a transaction

●	Any agent or salesperson who says he or she is working with a government official to give our company the contract

If you have any questions about a payment, potential ownership of companies, or general questions about violations, contact our Head of Human Resources or CEO or Head of the Audit Committee. If you become aware of any possible violations of this policy, it is your duty to promptly notify the CEO or Head of the Audit Committee or make a report (can be anonymous) through the Hotline.

To help you, Odyssey has established the following guidelines:

●	Entertainment expenses for government officials must not be extravagant and in any event must not exceed the amount permitted by the customs of the official’s country. Extraordinary expenses are prohibited without advance written approval from the Audit Committee.

●	Ordinary Odyssey promotional materials may be given to government officials, if this conforms to the customs of the official’s country. Gifts are prohibited without advance written approval from the Audit Committee.

●	Travel and lodging expenses may be paid for officials who wish to visit an Odyssey corporation facility in the performance of their official duties. When arranging the visit, you should ask the official, before making travel plans, whether the official’s government will permit payments of these types of expenses. In every case, you should obtain advance written approval from our Audit Committee for such payment.

●	No contributions of money or services may be made on Odyssey’s behalf to political parties or candidates for public office. This does not prevent employees from taking part in political activities. However, they may only do so as individuals and not in Odyssey’s name.

●	Before hiring a representative who is expected to have dealings with government official or government-controlled company, the hiring manager must be satisfied that the representative will not engage in any improper conduct. The hiring manager should consider such factors as the person’s reputation, the reasonableness of his compensation, the absence of secret partners, and the relationship (if any) between the representative and official. In case of doubt as to the scope of the inquiry, our Audit Committee will determine what needs to be done.

●	Contracts (written or oral) with representatives should be reviewed in advance with our Audit Committee. In some cases, it may also be appropriate to request the right to audit the representative’s books to determine compliance with FCPA.

●	In many countries, it is lawful for officials to own private businesses. The policy does not prohibit legitimate relationships by Odyssey with these businesses. However, great care must be taken to avoid even the appearance of impropriety. Our Audit Committee should be fully informed in advance of any such proposed relationships.

●	Payments to tax advisors or lawyer for tax settlements must be reviewed in advance by Odyssey’s Chief Financial Officer (or any person performing such duties) or Chair of the Audit Committee where these payments exceed normal hourly charges.

The FCPA imposes fines and severe criminal penalties both firms and individuals for violations. Odyssey cannot pay fines imposed on individuals. Finally, a person or firm found to be in violation of the FCPA may be barred from doing business with the Federal Government.

Gifts and Entertainment

Modest gifts, favors, and entertainment are often used to strengthen business relationships. We believe that no gift, favor, or entertainment should be accepted or provided if it will obligate, or appear to obligate, the receiver.

The giving or accepting of inappropriate, lavish or repeated gifts, or other benefits is always prohibited, even if acceptable by local custom. Similarly, requesting or soliciting gifts or services, or requesting contributions from vendors, suppliers or other business partners for yourself or for Odyssey, is prohibited, except with regard to charitable organizations specifically sanctioned or supported by the Company. The only permitted exception is providing or accepting normal sales promotion items, occasional meals, or other non-cash items not exceeding US$500.00, provided that the value of the gift is in line with accepted business practices and could not be construed as improperly influencing good business judgment.

In general, unless you have supervisory approval you should not provide any gift or entertainment to customers, suppliers, or others that you would not be able to accept from a customer, supplier, or other applicable parties. Our employees, officers, directors, family members, agents or agent’s family member are prohibited to offer, accept, or receive a gift or entertainment if it:

●	Is in cash

●	Is not consistent with customary business practices

●	Is extravagant in value

●	Is a promise to make or a loan or investment of any kind in connection with a business transaction,

●	Can be construed as a kickback, bribe or payoff in violation of any law, including a bribe to a government official in violation of the FCPA

●	Violates any other laws or regulations

●	Could cause embarrassment to or discredit our company if disclosed

Specific laws apply to interactions with government officials and employees. For example, the U.S. and other countries have strict laws that prevent providing anything, including food or beverages, to a government employee. When doing business with government agents, employees, or officials be sure you understand applicable laws as well as local customs and norms. Please discuss with our Chief Financial Officer (or any person performing such duties) or Chair of the Audit Committee any gifts or proposed gifts that you are not certain are appropriate.

Trade Compliance (Export/Import Control)

We comply with all United States federal import and export laws and regulations. These laws restrict transfers, exports, and sales of products or technical data from the United States to certain prescribed countries and persons as well as re-export of certain such items from one non-U.S. location to another. Many countries in which we operate have similar laws and regulations. If you are involved in importing and exporting goods or data, you are responsible for knowing and following import and export compliance laws.

Government Customers/Contracting

When doing business with federal, state, or local governments, we must ensure all statements and representation to government procurement officials are accurate and truthful, including costs and other financial data. If your assignment directly involves the government or if you are responsible for someone working with the government on behalf of Odyssey, be alert to the special rules and regulations applicable to our government customers. Additional steps should be taken to understand and comply with these requirements. Any conduct that could appear improper should be avoided when dealing with government officials and employees.

Payments, gifts, or other favors given to a government official or employee are strictly prohibited as it may appear to be a means of influence or a bribe. Failure to avoid these activities may expose the government agency, the government employee, our company, and you to substantial fines and penalties. For these reasons, any sale of our products or services to any federal, state, or local government entity must be in accordance with our company policy.

Maintain Accurate Financial Records / Internal Accounting Controls

Accurate and reliable records are crucial to our business. We are committed to maintaining accurate company records and accounts in order to ensure legal and ethical business practices and to prevent fraudulent activities. We are responsible for helping ensure that the information we record, process, and analyze is accurate, and recorded in accordance with applicable legal or accounting principles. We also need to ensure that it is made secure and readily available to those with a need to know the information on a timely basis.

Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, and all other records maintained in the ordinary course of our business. All company records must be complete, accurate, and reliable in all material respects. There is never a reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are inconsistent with our business practices and are prohibited.

Investors count on us to use and provide reliable information so they can make good decisions. The following are examples of activities not allowed:

●	Maintaining undisclosed or unrecorded funds or assets for any purpose

●	Making, or asking others to make, false, misleading, or artificial entries on an expense report, time sheet or any other report

●	Giving false quality or safety results

●	Recording false sales or recording sales outside of the time period they actually occurred

●	Understating or overstating known liabilities and assets

●	Delaying the entry of items that should be current expenses

●	Hiding the true nature of any transaction

●	Providing inaccurate or misleading information for company benefit programs

Employees who contribute to or prepare Odyssey’s financial statements, public filings, submissions or communications should do so in accordance with the following guidelines:

●	All accounting records, as well as reports produced from those records, must be prepared in accordance with the laws of each applicable jurisdiction

●	All records must fairly reflect the transactions or occurrences to which they relate

●	All records must fairly reflect, in reasonable detail, the Odyssey’s assets, liabilities, revenues and expenses

●	Odyssey’s accounting records must not contain any false or intentionally misleading entries.

●	All transactions must be supported by documentation in reasonable detail and recorded in the proper account and in the proper accounting period

●	No information should be concealed from independent auditors

●	Compliance with Odyssey’s system of internal accounting controls is required

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports.

Be sure that any document you prepare or sign is correct and truthful.

We must ensure that the accounting and financial records of our company meet the highest standards of accuracy and completeness. Reporting accurate, complete and understandable information about our business, earnings, and financial condition is an essential responsibility of each employee.

It is also your responsibility as an employee of the Company to make open and full disclosure to, and cooperate fully with, outside accountants in connection with any audit or review of the Company’s financial statements. If you have reason to believe that any of the Company’s books and records are being maintained in a materially inaccurate or incomplete manner or that someone has made a misleading, incomplete, or false statement to an accountant, auditor, attorney or government official in connection with any investigation, audit, examination or filing with any government agency or regulatory body, you are required to report this immediately to the Chair of the Audit Committee of the Board of Directors or to the Hotline.

Manage Records Properly

Our records are our corporate memory, providing evidence of actions and decisions and containing data and information critical to the continuity of our business. Records consist of all forms of information created or received by Odyssey, whether originals or copies, regardless of media. Examples of company records include paper documents, e-mail, electronic files stored on disk, tape or any other medium (e.g., CD, DVD, USB data storage devices) that contains information about our company or our business activities.

All records are the property of Odyssey and should be retained in accordance with our policies or practices. We are responsible for properly labeling and carefully handling confidential, sensitive, and proprietary information and securing it when not in use.

We do not destroy official company documents or records before the retention time expires, but do destroy documents when they no longer have useful business purpose.

Avoiding Conflicts of Interest

We have an obligation to make sound business decisions in the best interests of Odyssey without the influence of personal interests or gain. The Company requires you to avoid any conflict, or even the appearance of a conflict, between your personal interests and the interests of the Company. A conflict exists when your interests, duties, obligations or activities, or those of a family member are, or may be, in conflict or incompatible with the interests of Odyssey. Conflicts of interest expose our personal judgment and that of the Company to increased scrutiny and criticism and can undermine our credibility and the trust that others place in us.

Should any business or personal conflict of interest arise, or even appear to arise, you should disclose it immediately to our Head of Human Resources or CEO for review. In some instances, disclosure may not be sufficient and we may require that the conduct be stopped or that actions taken be reversed where possible. As it is impossible to describe every potential conflict, we rely on you to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest standards of integrity.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

Every employee, officer, and director of the Company is expected to act in the best interests of Odyssey and to protect our reputation from any conflicts. We should also be sensitive to even the appearance of a conflict. This means that employees, officers, and directors should avoid any investment, interest, association, or activity that may cause others to doubt their or the Company’s fairness or integrity, or that may interfere with their ability to perform job duties objectively and effectively. Our management is responsible to ensure that Odyssey’s interests are protected from conflicts of interest.

What are some activities that could represent conflicts of interest?

●	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with our company

●	Holding a second job that interferes with your ability to do your regular job

●	Employing, consulting, or serving on the board of a competitor, customer, supplier, or other service provider

●	Hiring a supplier, distributor, or other agent managed or owned by a relative or close friend

●	Soliciting or accepting any cash, gifts, entertainment, or benefits that are more than modest in value from any competitor, supplier, or customer

●	Taking personal advantage of corporate opportunities

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

Insider Trading

You are prohibited from trading or enabling others to trade Odyssey stock or stock of another company, such as a customer, supplier, competitor, potential acquisition or alliance while in possession of material nonpublic information (“inside information”) about that company. Please consult our “Insider Trading and Communication Policy” for information regarding the prohibition against and your obligations with respect to insider trading.

Disclosure

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Relationships with Regulators

Given the highly regulated environment in which we operate, we must be vigilant in meeting our responsibilities to comply with relevant laws and regulations. We expect full cooperation of our employees with our regulators and to respond to their requests for information in an appropriate and timely manner. We should be alert to any changes in the law or new requirements that may affect our business unit and be aware that new products or services may be subject to special legal and/or regulatory requirements.

If we become aware of any significant regulatory or legal concerns, we must bring them to the attention of our supervisor, manager, or the legal department. We are committed to maintaining an open, constructive and professional relationship with regulators on matters of regulatory policy, submissions, compliance, and product performance.

Communicating with External Parties

Odyssey employees are not authorized to speak with the media, investors, and analysts on behalf of our company unless authorized by our CEO.

Environmental Stewardship

We are committed to conducting business in an environmentally responsible manner and strive to improve our performance to benefit our employees, customers, communities, stockholders, and the environment. We use energy wisely and efficiently and employ technology to minimize any risk of environmental impact. Employees whose work affects environmental compliance must be completely familiar with the permits, laws, and regulations that apply to their work. All employees are responsible for making sure that Odyssey business is conducted in compliance with all applicable laws and in a way that is protective of the environment.

Order of Precedence

This Code is intended to be supplemented by Odyssey policies and procedures. In the event of any conflict with such policies and procedures, employees should follow the Code.